Exhibit 99(a)
Silver Triangle Building
25505 West Twelve Mile Road, Suite 3000
Southfield, MI 48034-8339
(248) 353-2700
creditacceptance.com
NEWS RELEASE
FOR IMMEDIATE RELEASE
Date: December 21, 2007
Investor Relations: Douglas W. Busk
Treasurer
(248) 353-2700 Ext. 4432
IR@creditacceptance.com
NASDAQ: CACC
CREDIT ACCEPTANCE ANNOUNCES
MODIFICATION OF REVOLVING WAREHOUSE FACILITY
Southfield, Michigan – December 21, 2007 – Credit Acceptance Corporation (NASDAQ: CACC) (the “Company”) announced today that it has increased the amount of its revolving warehouse facility from $325 million to $425 million.
Under this facility, the Company may contribute dealer loans and purchased loans to a wholly owned special purpose entity and receive 80% of the net aggregate eligible loan balance in non-recourse financing. Borrowings under the facility generally bear interest at a floating rate equal to the commercial paper rate plus 65 basis points. The facility expires on February 13, 2008. As of December 21, 2007, the Company had $201.1 million outstanding on the facility.
Description of Credit Acceptance Corporation
Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit from sales of vehicles to consumers who otherwise could not obtain financing; from repeat and referral sales generated by these same customers; and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.
Without our product, consumers may be unable to purchase a vehicle or they may purchase an unreliable one, or they may not have the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ under the symbol CACC. For more information, visit creditacceptance.com.

1